NeuroPace Reports Second Quarter 2024 Financial Results and Increases 2024 Revenue Guidance

Revenue grew to $19.3 million in Q2 2024, a 17% increase over Q2 2023

Increased full-year 2024 revenue guidance to $76 million to $78 million

Demonstrated continued operating discipline as evidenced by further decrease in cash burn

Management scheduled to host a conference call today at 4:30 p.m. ET

Mountain View, Calif. – August 13, 2024 – NeuroPace, Inc. (Nasdaq: NPCE), a medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the second quarter ended June 30, 2024, and provided a corporate update.

Recent Highlights
•Reported total revenue of $19.3 million in the second quarter of 2024, a 17% increase compared with $16.5 million for the second quarter of 2023
•Generated strong revenue growth from both RNS System and DIXI Medical sales compared to the prior year quarter, primarily driven by increased sales of RNS Systems
•Expanded gross margin to 73.4% in the second quarter of 2024 compared to 72.5% in the second quarter of 2023
•Decreased cash burn to $4.0 million in the second quarter of 2024 compared to $4.4 million in the second quarter of 2023 demonstrating ongoing operating discipline
•Completed initial hiring of expanded commercial organization in support of RNS and DIXI sales growth and Project CARE pilot program

“We continue to execute our multi-phase growth strategy, through which we are successfully generating increased revenue, expanding our gross margin and managing our operating expenses while continuing to position NeuroPace to take advantage of future growth opportunities,” said Joel Becker, Chief Executive Officer of NeuroPace. “We remain focused on generating broader adoption and utilization of RNS therapy, as we continue to work towards closing the treatment gap for drug-resistant epilepsy patients through greater access to the RNS System. We are continuing to make significant progress in executing against our growth strategy in 2024, including expanding our commercial organization, increasing the number of active prescribing epileptologists and executing the NAUTILUS clinical study. As we continue to execute our plans, we see significant opportunities for us to grow now and into the future to help treat drug-resistant epilepsy patients.”

Second Quarter 2024 Financial Results
Total revenue in the second quarter of 2024 grew 17% to $19.3 million, compared with $16.5 million in the second quarter of 2023. The Company’s revenue growth was primarily driven by increased sales of the RNS System. The Company also continued to generate meaningful revenue from sales of DIXI Medical products.

Gross margin for the second quarter of 2024 was 73.4% compared to 72.5% in the second quarter of 2023. The Company’s gross margin increased primarily due to the increase in RNS products produced and sold, thereby spreading fixed manufacturing overhead costs across more units, partially offset by the lower gross margin for distribution of DIXI Medical products.

Total operating expenses in the second quarter of 2024 were $20.4 million compared with $19.8 million in the same period of the prior year. R&D expense in the second quarter of 2024 was $6.1 million compared with $5.3 million in the second quarter of 2023. SG&A expense in the second quarter of 2024 was $14.3 million compared with $14.5 million in the prior year period. The Company maintained its focus on appropriate resource allocation and cash management and remains committed to effectively managing its operating expenses without compromising revenue growth.

Loss from operations was $6.2 million in the second quarter of 2024 compared with $7.9 million in the prior year period. Net loss was $7.5 million for the second quarter of 2024 compared with $9.1 million in the second quarter of 2023.

The Company’s cash, cash equivalents and short-term investments balance as of June 30, 2024, was $55.5 million. Long-term borrowings totaled $59.0 million as of June 30, 2024. The Company’s cash burn in the second quarter of 2024 was $4.0 million, compared with cash burn of $4.4 million in the second quarter of 2023, representing ongoing improvement attributable to the Company’s focus on operating discipline. Cash burn represents cash used in operations and capital expenditures.

Full Year 2024 Financial Guidance
•Total revenue to range between $76 million and $78 million, representing growth of 16% to 19% over 2023
•Gross margin to range between 72% and 74%
•Total operating expenses to range between $80 million and $84 million, including approximately $12 million in stock-based compensation, a noncash expense

NeuroPace continues to expect revenue growth to be primarily driven by increasing sales of its RNS System and higher sales of DIXI Medical stereo EEG products.

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the second quarter 2024 financial results after market close on Tuesday, August 13, 2024, at 4:30 P.M. Eastern Time.

Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at https://viavid.webcasts.com/starthere.jsp?ei=1677457&tp_key=a97b4f856d. Individuals interested in participating in the call via telephone may access the call by dialing +1-877-407-3982 and referencing Conference ID 13747326. The webcast will be archived on the Company's investor relations website at https://investors.neuropace.com/news-and-events/events and will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: NeuroPace’s current expectations, forecasts and beliefs; future financial performance, including management’s outlook for fiscal year 2024; the Company’s commitment to effectively managing its operating expenses; ability to capitalize on increased market opportunities by expanding access to treatments; and clinical trial results and indication expansion. NeuroPace may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties related to market acceptance and adoption of NeuroPace’s RNS System; risks related to the pricing of the RNS System and availability of adequate reimbursement for the procedures to implant the RNS System and for clinicians to provide ongoing care for patients treated with the RNS System; the risk that NeuroPace may not realize the intended benefits of its partnership with DIXI Medical; risks related to regulatory compliance and expectations for regulatory approvals to expand the market for NeuroPace’s RNS System; NeuroPace’s reliance on contractors and other third parties, including single-source suppliers and vendors; and other important factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Jeremy Feffer
Managing Director
LifeSci Advisors
jfeffer@lifesciadvisors.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2024	2023	2024	2023
Revenue	$19,256	$16,510	$37,380	$30,982
Cost of goods sold	5,122	4,538	9,903	8,638
Gross profit	14,134	11,972	27,477	22,344
Operating expenses
Research and development	6,065	5,343	11,849	10,606
Selling, general and administrative	14,299	14,483	29,403	27,911
Total operating expenses	20,364	19,826	41,252	38,517
Loss from operations	(6,230)	(7,854)	(13,775)	(16,173)
Interest income	762	733	1,589	1,459
Interest expense	(2,166)	(2,125)	(4,424)	(4,090)
Other income (expense), net	120	122	171	(695)
Net loss and comprehensive loss	$(7,514)	$(9,124)	$(16,439)	$(19,499)
Net loss per share attributable to common stockholders, basic and diluted	$(0.26)	$(0.36)	$(0.58)	$(0.77)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	28,853,216	25,472,526	28,569,196	25,285,933

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	June 30,	December 31,
(in thousands, except share and per share amounts)	2024	2023
Assets
Current assets
Cash and cash equivalents	$12,844	$18,058
Short-term investments	42,693	48,396
Accounts receivable	11,242	12,314
Inventory	11,363	11,214
Prepaid expenses and other current assets	2,084	2,737
Total current assets	80,226	92,719
Property and equipment, net	998	1,003
Operating lease right-of-use asset	12,641	13,405
Restricted cash	122	122
Deferred offering costs	387	387
Other assets	15	15
Total assets	$94,389	$107,651
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,290	$2,332
Accrued liabilities	7,745	11,180
Operating lease liability	1,741	1,627
Deferred revenue	809	1,090
Total current liabilities	12,585	16,229
Long-term debt	59,016	56,954
Operating lease liability, net of current portion	12,903	13,814
Total liabilities	84,504	86,997
Stockholders’ equity
Common stock, $0.001 par value	29	28
Additional paid-in capital	530,104	524,435
Accumulated deficit	(520,248)	(503,809)
Total stockholders’ equity	9,885	20,654
Total liabilities and stockholders’ equity	$94,389	$107,651